[ERNST & YOUNG LLP LETTERHEAD]

March 16, 2005

Mr. Paul Goldean, General Counsel
Scottish Re Group Limited

Re:  Form 12b-25

Gentlemen:

In accordance with the notification to the Securities and Exchange Commission on Form 12b-25 of Scottish Re Group Limited's inability to timely file its annual report on Form 10-K for the year ended December 31, 2004, the factors described in the succeeding paragraph make impractical (or impossible) the submission of our report as of a date which will permit filing of your 2004 annual report to the Commission by March 16, 2005.

As a result of a combination of factors relating to delays in the exchange of relevant information between management and us and our need to perform additional internal procedures regarding Scottish Re Group Limited's determination of a material weakness in its UK subsidiary, we have not yet completed our internal quality control reviews and the documentation of all our audit procedures related to our audit of the financial statements and our audit of internal control over financial reporting. We consider the completion of these procedures to be necessary to express an opinion on the financial statements and internal control over financial reporting of Scottish Re Group Limited.

You are authorized to attach a copy of this letter as an exhibit to Form 12b-25 to the Securities and Exchange Commission.

Very truly yours,

/s/ Ernst & Young LLP